Exhibit 10.17

ACTUANT CORPORATION

EXECUTIVE OFFICER BONUS PLAN

Article I. Purpose.

The purpose of Actuant Corporation Executive Officer Bonus Plan (the “Plan”) is to promote the success of Actuant Corporation by (i) compensating and rewarding participating executives with annual cash bonuses for the achievement of performance goals and (ii) motivating such executives by giving them opportunities to receive bonuses directly related to such performance. This Plan is intended to provide bonuses that qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

Article II. Definitions.

“Award” means an award under this Plan of an opportunity to receive a Bonus if the applicable Performance Target(s) are achieved for the applicable Fiscal Year.

“Award Notice” means a notice in writing (delivered either in hard copy or electronically) evidencing the grant of an Award under this Plan that has been authorized by the Compensation Committee of the Board of Directors.

“Base Salary” in respect of any Fiscal Year means the annual base salary of a Participant from the Company and all affiliates of the Company in effect at the time Participant is selected to participate for that Fiscal Year, exclusive of any commissions or other actual or imputed income from any Company-provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

“Board” means the Board of Directors of Actuant Corporation.

“Bonus” means a cash payment under this Plan.

“Business Criteria” means any one or a combination of the business criteria set forth on Appendix A hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board.

“Company” means Actuant Corporation and its Subsidiaries.

“Actuant Corporation” means Actuant Corporation, a Wisconsin corporation, and any successor entity which shall have assumed the rights and obligations of this Plan by operation of law or otherwise.

“Executive” means a key employee (including any elected officer) of the Company who is (or in the opinion of the Committee may become) a “covered employee” for purposes of Section 162(m).

“Participant” means an Executive selected to participate in the Plan by the Committee for the applicable Fiscal Year.

“Performance Target(s)” means the specific objective goal or goals that are timely set in writing by the Committee pursuant to Section 4.2 for each Participant for the Fiscal Year in respect of any one or more of the Business Criteria.

“Plan” means Actuant Corporation Executive Officer Bonus Plan, as amended from time to time.

“Fiscal Year” means the twelve months ended August 31.

“Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

“Subsidiary” means a corporation, partnership, limited liability company or other entity in which Actuant Corporation owns, directly or indirectly, capital stock or other interests having ordinary voting power to elect a majority of the Board of Directors or other governing body.

Article III. Administration of the Plan.

3.1 The Committee. This Plan shall be administered by the Committee, which shall consist solely of two or more members of the Board who are “outside directors” within the meaning of Section 162(m). Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by written consent of its members.

3.2 Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall have the sole authority to establish and administer the Business Criteria and Performance Target(s) and the responsibility of determining the time or times at which and the form and manner in which Bonuses will be paid (which may include elective or mandatory deferral alternatives) and shall otherwise be responsible for the administration of this Plan in accordance with its terms. The Committee shall have the authority to construe and interpret this Plan and any agreements or other document relating to Awards under this Plan, may adopt rules and regulations relating to the administration of this Plan, and shall exercise all other duties and powers conferred on it by this Plan.

3.3 Express Authority (and Limitations on Authority) to Change Terms and Conditions of Awards; Acceleration or Deferral of Payment. Without limiting the Committee’s authority under other provisions of this Plan, but subject to any express limitations of this Plan and compliance with Section 162(m), the Committee shall have the authority to accelerate payment of a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate. Any deferred payment shall be subject to Section 4.8. In addition, and notwithstanding anything in this Plan to the contrary, the Committee shall have the authority to provide under the terms of an Award that payment or vesting shall be accelerated upon the death or disability of a Participant, a change in control of the Company, or upon termination of the Participant’s employment without cause or as a constructive termination, as and in the manner provided by the Committee, subject to such provision not causing the Award to fail to satisfy the requirements for performance-based compensation under Section 162(m) generally.

Article IV. Bonus Provisions.

4.1 Provision for Bonus. Each Participant may receive a Bonus if and only if the Performance Target(s) established by the Committee for the Award, relative to the applicable Business Criteria, are attained in the applicable Fiscal Year. Notwithstanding the fact that the Performance Target(s) have been attained, the Committee may, in its sole discretion, decide to pay a Bonus of less than the amount determined by the formula or standard established pursuant to Section 4.2 or to pay no Bonus at all.

4.2 Determination of Performance Target(s). The Committee must establish the specific Performance Target(s) with respect to an Award while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m) and in no event more than 90 days after the commencement of the applicable Fiscal Year. At the time the Performance Target(s) for an Award are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, the method of computing the specific amount of Bonus and maximum amount of Bonus that will be payable to the Participant if the Performance Target(s) are attained, subject to Sections 4.1, 4.3, 4.6 and 4.7.

4.3 Maximum Individual Bonus. Notwithstanding any other provision hereof, the maximum aggregate Bonus that may be paid pursuant to all Awards granted in any Fiscal Year to any one Executive under this Plan is three times such Executive’s Base Salary for that Fiscal Year.

4.4 Effective Mid-Year Commencement of Service; Termination of Employment. To the extent compatible with Sections 4.2 and 5.5, if an individual’s services as an Executive commence after the Performance Target(s) are established for a Fiscal Year, the Committee may establish Performance Target(s), grant an Award and pay a Bonus to such Executive for a performance period equal to the period of time from the date such individual is selected to participate in the Plan to the end of the Fiscal Year; provided, however, that the Committee must establish such Performance Target(s) while the performance relating to such Performance Target(s) remains substantially uncertain within the meaning of Section 162(m) and in no event after 25% of such performance period has elapsed. The amount of any Bonus to such Executive shall not exceed that proportionate amount of the applicable maximum individual bonus under Section 4.3. In the event of the termination of employment of a Participant prior to the end of the Fiscal Year, the Participant shall not be entitled to any payment in respect of the Bonus, unless otherwise expressly provided by the terms of the Award Notice or other written contract with the Company

4.5 Adjustments. To preserve the intended incentives and benefits of an Award, the Committee shall (a) adjust Performance Target(s) or other features of an Award to reflect any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company (or any material portion of the Company), (b) calculate Performance Target(s) without regard to any change in accounting policies or practices affecting the Company and/or the Business Criteria or the Performance Target(s), and (c) adjust Business Criteria and Performance Target(s) or other features of an Award to reflect the effects of any special charges to the Company’s earnings, in each case only to the extent consistent with generally accepted accounting principles and the requirements of Section 162(m) to qualify such Award as performance-based compensation.

4.6 Committee Discretion to Determine Bonuses. The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant’s Bonus shall be calculated (in accordance with Sections 4.1 and 4.2) and whether all or any portion of the amount so calculated will be paid, subject in all cases to the terms, conditions and limits of this Plan and of any other written commitment authorized by the Committee. The Committee may not, increase the maximum amount permitted to be paid to any individual under Section 4.2 or 4.3 of this Plan or pay a Bonus under this Plan if the applicable Performance Target(s) have not been satisfied.

4.7 Committee Certification. No Participant shall receive any payment under this Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of this Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in this Plan or the applicable Award Notice were in fact satisfied.

4.8 Time of Payment; Deferred Amounts. Any Bonuses shall be paid as soon as practicable following the Committee’s determinations under this Section 4 and the certification of the Committee’s findings under Section 4.7. Payment shall be in cash or cash equivalents, as determined by the Committee at the time of payment, subject to withholding pursuant to Section 5.6. Notwithstanding the foregoing but subject to compliance with Section 162(m) and Section 4.3, the Committee may provide a Participant the opportunity to elect to defer the payment of any Bonus under a nonqualified deferred compensation plan maintained by the Company. In the case of any deferred payment of a Bonus after the attainment of the applicable Performance Target(s), any amount in excess of the amount otherwise payable shall be based on either Moody’s Average Corporate Bond Yield (or such other rate of interest that is deemed to constitute a “reasonable rate of interest” for purposes of Section 162(m)) over the deferral period or the return over the deferral period of one or more predetermined hypothetical investments such that the amount payable at the later date will be based upon returns for such investments, including any decrease or increase in the value of the investment(s).

Article V. General Provisions.

5.1 Rights of Executives, Participants and Beneficiaries.

(a) No Right to Awards or Continued Employment. Neither the establishment of this Plan nor the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee in respect of this Plan shall be held or construed to confer upon any person any legal right to receive an Award or any other benefit under this Plan. Nothing contained in this Plan (or in any other documents under this Plan or in any Award Notice) shall confer upon any Executive or Participant any right to continue in the employ of the Company, constitute any contract or agreement of employment, nor interfere in any way with the right of the Company to change a person’s compensation or other benefits, or to terminate his or her employment, with or without cause. Nothing in this Section 5.1(a), however, is intended to adversely affect any express independent right of such person under a separate employment contract.

(b) Plan Not Funded. Awards payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of any Award hereunder. Neither the provisions of this Plan (nor of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant or other person. To the extent that a Participant or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.2 Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee in accordance with the provisions of Section 162(m), all Awards are non-transferable, and no benefit payable under this Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section 5.2 shall not apply to an assignment of a contingency or payment due (a) after the death of a Participant to the deceased Participant’s legal representative or Beneficiary or (b) after the disability of a Participant to the disabled Participant’s personal representative.

5.3 Discretion of Company, Board and Committee. Any decision made or action taken by, or inaction of, the Company, the Board or the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of this Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. Neither the Board nor the Committee, nor any person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or an Award made under this Plan).

5.4 Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Wisconsin.

5.5 Construction. It is the intent of the Company that this Plan, Awards and Bonuses paid hereunder will qualify as performance-based compensation or will otherwise be exempt from deductibility limitations under Section 162(m). Any provision, application or interpretation of this Plan inconsistent with this intent to satisfy the standards in Section 162(m) shall be disregarded.

5.6 Tax Withholding. Upon the payment of any Bonus, the Company shall have the right to deduct the amount of any taxes that Actuant Corporation or any Subsidiary may be required to withhold with respect to such cash payment.

5.7 Amendments, Suspension or Termination of Plan. The Committee may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. Notwithstanding the foregoing, no amendment may be effective without Board and/or stockholder approval if such approval is necessary to comply with the applicable rules of Section 162(m).

5.8 Effective Date. This Plan is effective as of September 1, 2004, subject, however, to the approval of Actuant Corporation’s stockholders prior to any payment of any Bonus hereunder.

5.9 Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

5.10 Non-Exclusivity of Plan. Subject to compliance with Section 162(m), nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation under any other plan or authority.

5.11 Limitation on Actions. Any and all rights of any employee or former employee of the Company against the Company arising out of or in connection with this Plan or any Awards hereunder shall terminate, and any action against the Company shall be barred, after the expiration of one year from the date of the act of omission in respect of which such right of action arose.

5.12 Successors. The provisions of this Plan shall inure to the benefit of and be binding upon the Company, its successors and assigns.

APPENDIX A

BUSINESS CRITERIA

The Business Criteria shall mean any one or a combination of the business criteria listed below. The Business Criteria applicable to an Award may be established with respect to Actuant Corporation or any applicable Subsidiary, division, segment, or unit, on a consolidated or separate basis. Except as otherwise expressly provided, all financial terms are used as defined under generally accepted accounting principles (GAAP) and all determinations shall be made in accordance with GAAP, as applied by Actuant Corporation in its periodic reports filed with the Securities and Exchange Commission.

Asset Carrying Charge means the sum of (1) 20% of the average total of current assets (including, but not limited to, net accounts receivable, inventory and prepaid assets), net fixed assets, and other long-term assets less accounts payable, accrued compensation, pension and employee benefits, current income tax balances and other liabilities (on a divisional, segment, or subsidiary level), and (2) 12% of the average total of goodwill, intangible assets and non-current deferred income tax balances. Asset Carrying Charge is a financial measure that is not defined in accounting principles generally accepted in the United States of America, but is based on numbers that are.

Combined Management Measure means EBITA or Divisional Profit less an Asset Carrying Charge. Combined Management Measure is a financial measure that is not defined in accounting principles generally accepted in the United States of America, but is based on numbers that are.

Diluted Earnings Per Share means earnings (loss) per share of Common Stock and is calculated as Net Earnings divided by the weighted average number of diluted shares of Common Stock outstanding for the period.

Divisional Profit means Operating Profit before amortization expense.

EBITA means Net Earnings before discontinued operations, extraordinary items, the cumulative effect of changes in accounting principles, net financing costs, income tax expense, amortization, and other adjustments, such as currency translation impact, as considered necessary by the Committee. EBITA is a financial measure that is not defined in accounting principles generally accepted in the United States of America, but is based on numbers that are.

EBITDA means EBITA plus depreciation.

Free Cash Flow means EBITDA less cash taxes paid, less capital expenditures, less cash interest paid, plus non-cash stock based compensation expense, plus or minus changes in working capital and other assets and liabilities (excluding cash and debt) and other adjustments, as considered necessary by the Committee.

Net Assets Employed means the average total of net accounts receivable, net inventory, prepaid assets, net fixed assets, and other long-term assets less accounts payable, accrued compensation and benefits, and other current liabilities

Profit Margin means the applicable Profit amount divided by Net Revenues.

Return on Assets means EBITA divided by Net Assets Employed.

Return on Equity means Net Income divided by average stockholders’ equity.

Return on Net Assets means Net Income divided by average net assets, defined as total assets less total liabilities.

Revenues mean the dollar amount of sales to customers.

Stock Appreciation means increase in the value of the Common Stock measured over a given period of time.

Core Revenue Growth means an increase in Revenue measured over a given period of time, excluding the impact of foreign currency translation changes.

Total Stockholder Return means change in stock price from the beginning to the end of the period, plus any dividends paid, divided by the stock price at the beginning of the period.